As filed with the Securities and Exchange Commission on October 31, 2000. Registration No. __________

-------------------------------------------------------------------------------

                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-8

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                                   ----------

                            THE ALLSTATE CORPORATION
               (Exact Name of Issuer as Specified in its Charter)


        DELAWARE                                          36-3871531
(State of Incorporation)                    (I.R.S. Employer Identification No.)


          2775 Sanders Road, Suite A2, Northbrook, Illinois 60062-6127
              (Address and Zip Code of principal executive office)

                                   ----------

             THE ALLSTATE CORPORATION DEFERRED COMPENSATION PLAN FOR
                    INDEPENDENT CONTRACTOR EXCLUSIVE AGENTS
                            (Full title of the Plan)

                                   ----------

 Michael J. McCabe, Vice President and General Counsel, The Allstate Corporation
          2775 Sanders Road, Suite F7, Northbrook, Illinois 60062-6127
                                 (847) 402-5000
           (Name, address, and telephone number of agent for service)

                                   ----------

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
                                                    Proposed Maximum       Proposed Maximum
                              Amount to be         Offering Price Per     Aggregate Offering          Amount of
  Title of Securities          Registered              Obligation                Price            Registration Fee
----------------------------------------------------------------------------------------------------------------------
        Deferred          $40,000,000(2)                  100%                $40,000,000       $10,560.00(3)
      Compensation
      Obligations(1)
----------------------------------------------------------------------------------------------------------------------

----------

(1) The Obligations are unsecured obligations of The Allstate Corporation to pay deferred compensation in the future in accordance with the terms of The Allstate Corporation Deferred Compensation Plan for Independent Contractor Exclusive Agents.

(2) An indeterminate number of Obligations may be issued by the Registrant under the Plan from time to time, based upon the level of agent participation. The maximum aggregate offering price is based upon an estimate for the sole purpose of computing the registration fee.

(3) Calculated pursuant to Rule 457(h). $40,000,000 of Obligations were registered under Registration Statement No. 33-99138 on November 8, 1995 and a registration fee was paid at that time. This Registration Statement registers an additional $40,000,000 of Obligations and the amount of the registration fee has been computed with respect to the additional $40,000,000.



                 Exhibit Index at sequentially numbered page 9.

ITEM 3:   INCORPORATION OF DOCUMENTS BY REFERENCE

          Items 7 and 9 of Allstate's Form S-8 Registration Statement No. 33-99138 filed on November 8, 1995 and the following documents, as of their respective dates, filed by Allstate with the Commission are incorporated in and made a part of this Registration Statement by reference:

     1.   Allstate's Annual Report on Form 10-K for the year ended December 31,
          1999

     2. Allstate's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2000

     3. Allstate's Current Reports on Form 8-K filed January 13, April 27, May 4, June 14 and June 16, 2000

     4. From the date of filing of such documents, all documents filed by Allstate with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Except as so modified or superseded, such statement shall not be deemed to constitute a part of this Registration Statement.

ITEM 4:   DESCRIPTION OF SECURITIES

          The following description of the Deferred Compensation Obligations (the "Obligations") is qualified by reference to the text of The Allstate Corporation Deferred Compensation Plan for Independent Contractor Exclusive Agents (the "Plan").

          Under the Plan, Allstate will provide eligible persons the opportunity to defer a specified amount of their compensation from Allstate. Eligibility is limited to exclusive insurance agents deriving compensation from Allstate's wholly-owned subsidiaries on an independent contractor basis. Allstate's obligations under such agreements (the "Obligations") will be unsecured general obligations of Allstate to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank equally with Allstate's other unsecured and unsubordinated indebtedness from time to time outstanding. Allstate's principal sources of funds to pay its obligations, including the Obligations described herein, are dividends from its subsidiary Allstate Insurance Company, intercompany borrowings, funds from the settlement of its benefit plans, and funds that periodically may be raised from the issuance of additional debt or stock. Dividends from Allstate Insurance Company are restricted by Illinois insurance laws and regulations. Because Allstate is a holding company, its right, and hence the right of its creditors

(including participants in the Plan), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Allstate itself as a creditor of the subsidiary may be recognized.

          The Plan is unfunded. Consequently, any deferred compensation is part of Allstate's general funds, subject to all of the risks of Allstate's business, and may be deposited, invested or expended in any manner whatsoever by Allstate.

          The amount of compensation to be deferred by each participant will be determined in accordance with the Plan based on election by the participant. The Obligations owed to any participant are not payable until the participant's separation from service, except for demonstrated hardship or in connection with an in-service withdrawal with the imposition of substantial penalties. Generally, each participant's deferred compensation will be payable upon separation from service or thereafter on dates selected by the participant in accordance with the terms of the Plan. Each participant's deferred compensation will be indexed to one or more investment indices chosen by each participant as provided in the Plan and will be adjusted to reflect the investment experience of the selected indices. The Obligations will be denominated and payable in United States dollars.

          Benefits under the Plan are not subject to assignment, transfer, pledge or other encumbrance, other than by operation of law. A participant may designate persons or entities to receive any amounts payable under than Plan in the event of the death of the participant.

          The Obligations owed to any participant are not subject to redemption, in whole or in part, prior to the participant's separation from service or the subsequent individual payment dates specified by the participant in accordance with terms of the Plan, except (1) for demonstrated hardship, (2) in connection with an in-service withdrawal with the imposition of substantial penalties or
(3) in connection with the termination of the Plan. Allstate reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall reduce the amount of compensation deferred or any accruals thereon up to and including the end of the month in which such action is taken.

          The Obligations are not convertible into another security of Allstate. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on Allstate's part. No trustee has been appointed having the authority to take action with respect to the Obligations and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon a default.

ITEM 5:   INTERESTS OF NAMED EXPERTS AND COUNSEL

          The validity of the Obligations being registered has been passed upon by Emma M. Kalaidjian, Allstate's Assistant Secretary. Ms. Kalaidjian is not eligible to participate in the Plan.

ITEM 6:   INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Article IV of the by-laws of Allstate provides that Allstate will indemnify all of its directors, former directors, officers and former officers, to the fullest extent permitted under law, who were or are a party or are threatened to be made a party to any proceeding by reason of the fact that such persons were or are directors or officers of Allstate, against liabilities, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them. The indemnity shall not be deemed exclusive of any other rights to which directors or officers may be entitled by law or under any articles of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the indemnity shall inure to the benefit of the legal representatives of directors and officers or of their estates, whether such representatives are court appointed or otherwise designated, and to the benefit of the heirs of such directors and officers. The indemnity shall extend to and include claims for such payments arising out of any proceeding commenced or based on actions of such directors and officers taken prior to the effectiveness of this indemnity; provided that payment of such claims had not been agreed to or denied by Allstate before such date.

          Article Eighth of the restated Certificate of Incorporation of Allstate provides that a director of Allstate shall not be personally liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, to the fullest extent of the Delaware General Corporation Law.

          Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a person who was made a party to a proceeding or threatened to be made a party to a proceeding by reason of the fact that the person is or was a director or officer of the corporation against liability actually and reasonably incurred in connection with such proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe the person's conduct was unlawful. A corporation may not indemnify a director or officer in connection with a proceeding where he is adjudged liable to the corporation, unless the court in which the proceeding is brought determines that such director or officer is fairly and reasonably entitled to indemnity.

          Allstate has provided liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of Allstate.

ITEM 8:   EXHIBITS

          The Exhibits to this Registration Statement are listed in the Exhibit Index of this Registration Statement, which index is incorporated herein by reference.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, Allstate certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cook County, State of Illinois, on October 31, 2000.

                                   THE ALLSTATE CORPORATION

                                   By: /s/ Michael J. McCabe
                                      -------------------------------
                                   Name: Michael J. McCabe
                                   Title: Vice President and
                                          General Counsel

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of Allstate in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints John L. Carl, Edward M. Liddy, Michael J. McCabe, and Robert W. Pike, and each of them, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Signature                     Title                                             Date

/s/ Edward M. Liddy           Director, Chairman of the Board of Directors,     October 31, 2000
------------------------      President and Chief Executive Officer (Principal
Edward M. Liddy               Executive Officer)


/s/ John L. Carl              Vice President and Chief Financial Officer        October 31, 2000
------------------------      (Principal Financial Officer)
John L. Carl


                                  Page 5 of 31

/s/ Samuel H. Pilch           Controller (Principal Accounting Officer)         October 31, 2000
------------------------
Samuel H. Pilch


/s/ F. Duane Ackerman         Director                                          October 31, 2000
------------------------
F. Duane Ackerman


                              Director                                          October 31, 2000
------------------------
James G. Andress


/s/ Warren L. Batts           Director                                          October 31, 2000
------------------------
Warren L. Batts


/s/ Edward A. Brennan         Director                                          October 31, 2000
------------------------
Edward A. Brennan


/s/ James M. Denny            Director                                          October 31, 2000
------------------------
James M. Denny


/s/ W. James Farrell          Director                                          October 31, 2000
------------------------
W. James Farrell


/s/ Ronald T. LeMay           Director                                          October 31, 2000
------------------------
Ronald T. LeMay


/s/ Michael A. Miles          Director                                          October 31, 2000
------------------------
Michael A. Miles


/s/ H. John Riley, Jr.        Director                                          October 31, 2000
------------------------
H. John Riley, Jr.


/s/ Joshua I. Smith           Director                                          October 31, 2000
------------------------
Joshua I. Smith


                                  Page 6 of 31

                              Director                                          October 31, 2000
------------------------
Judith A. Sprieser


/s/ Mary Alice Taylor         Director                                          October 31, 2000
------------------------
Mary Alice Taylor

     THE PLAN. Pursuant to the requirements of the Securities Act of 1933, the administrator of The Allstate Corporation Deferred Compensation Plan for Independent Contractor Exclusive Agents has signed this Registration Statement on the Plan's behalf in Cook County, the State of Illinois, on October 31, 2000. The undersigned hereby constitutes and appoints John L. Carl, Edward M. Liddy, Michael J. McCabe and Robert W. Pike, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, may lawfully do or cause to be done by virtue hereof.

                                   THE ALLSTATE CORPORATION DEFERRED
                                   COMPENSATION PLAN FOR INDEPENDENT
                                   CONTRACTOR EXCLUSIVE AGENTS

                                   By: /s/ Mark Cieslak
                                      ---------------------
                                   Name: Mark Cieslak

Exhibit                                                                         Sequentially
Number         EXHIBIT INDEX                                                    Numbered Page
------         -------------                                                    -------------
               DESCRIPTION OF EXHIBIT

 4             The Allstate Corporation Deferred Compensation Plan for
               Independent Contractor Exclusive Agents                           10

 5             Opinion of Emma M. Kalaidjian                                     28

15             Acknowledgment of Deloitte & Touche LLP
               regarding unaudited interim financial
               information                                                       30

23(a)          Consent of Emma M. Kalaidjian (included in Exhibit 5)

23(b)          Consent of Deloitte & Touche LLP                                  31

24             Power of attorney (included on signature pages)